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                                                                Exhibit 5.1

[STIBBE SIMONT DUHOT LETTERHEAD]

                                             ASM International N.V.
                                             Jan van Eycklaan 10
                                             3723 BC Bilthoven
                                             The Netherlands


                                             14 March 2000




FORM F-3 REGISTRATION STATEMENT


Gentlemen,

     We are providing this opinion in connection with the Amendment no. 1 to the Registration Statement on Form F-3 filed on 14 March 2000 (the "Registration Statement") by ASM International N.V., a public limited liability company organized under the laws of the Netherlands (the "Company"), with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, relating to the issuance and sale of up to 6,500,000 shares of the Company's Common Shares, NLG 0.01 par value per share (the "Shares"), by the Company and the Selling Shareholder (as defined in the Registration Statement).

     We have examined (i) the Registration Statement; (ii) the Company's Articles of Association, as amended to date and (iii) originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of the Company, and made such other investigation and inquiries of public officials and officers of the Company, as we deemed necessary in order to render this opinion.

     This opinion is given on the basis that it is to be governed by and construed in accordance with Netherlands law.


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     Based on the foregoing, we are of the opinion that:

     1. The Company is a public limited liability company validly existing under the laws of the Netherlands.

     2. The Shares covered by the Registration Statement to be sold by the Selling Shareholder pursuant to an underwriting agreement the Company intends to enter into, when issued and delivered by the Company against payment therefor, assuming that at such time the corporate proceedings relating to the issuance of such Shares will have been duly completed, will be legally issued, fully paid and non-assessable.

     3. The Shares covered by the Registration Statement to be sold by the Company pursuant to an underwriting agreement the Company intends to enter into, when issued and delivered by the Company against payment therefor, assuming that at such time the corporate proceedings relating to the issuance of such Shares will have been duly completed, will be legally issued, fully paid and non-assessable.

     We do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various U.S. states to the issuance and sale of the Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement, provided, however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,


/s/ Stibbe Simont Monahan Duhot